 EXHIBIT 99.4 MEETING OF BOARD OF DIRECTORS
MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS

OF

SUPREME HOSPITALITY

A Nevada Corporation

TIME AND LOCATION

A special meeting of the Board of Directors was called by President Larry W. Lang on October 1st, 2000. The meeting was called and conducted by Larry W. Lang as provided by the bylaws.

DIRECTORS PRESENT

Larry W. Lang, the sole Director, was present and his presence constituted a quorum of the Board of Directors.

CALL TO ORDER

President Larry W. Lang called the meeting to order for the purpose of adopting a resolution.

RESOLUTION ADOPTED

After discussion the Board unanimously adopted the following resolution:

          RESOLVED that the President be and hereby is authorized to do the following:
Adopt an employment contract for chief executives that was presented to the directors.

There being no further business to come before the meeting, upon motion duly made and unanimously carried, the meeting was adjourned.

CERTIFICATE OF SECRETARY

I hereby certify that the foregoing minutes of the Special Meeting of the Board of Directors of Supreme Hospitality constitutes a true and correct copy of the minutes of that meeting.

           IN WITNESS HEREOF, I have hereunto subscribed my name and afixed the seal of the corporation this 1st day of October 2000.

Larry W. Lang
Larry W. Lang, President and Secretary